Exhibit 99.1

AUDIT COMMITTEE CHARTER

1.              Purpose of the Committee

1.1    The purpose of the Audit Committee is to assist the Board of Directors (the “Board”) in its oversight of the integrity of Respect Your Universe, Inc.’s (the “Company”) financial statements and other relevant public disclosures, the Company’s compliance with legal and regulatory requirements relating to financial reporting, the external auditors’ qualifications and independence and the performance of the internal audit function and the external auditors.

2.              Members of the Audit Committee

2.1    At least one member must be “financially literate” as defined under National Instrument 52-110 Audit Committees (“NI 52-110”) and must be an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the U.S. Securities and Exchange Commission having sufficient accounting or related financial management expertise to read and understand a set of financial statements, including the related notes, that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

2.2    A majority of the members of the Audit Committee must be “independent” as defined under Rule 10A-3 under the U.S. Securities and Exchange Act of 1934, as amended and NI 52-110, while the Company is in the developmental stage of its business.

2.3    The Board shall approve the members of the Audit Committee.

3.              Relationship with External Auditors

3.1    The external auditors are the independent representatives of the shareholders, but the external auditors are also accountable to the Board of Directors and the Audit Committee.

3.2    The external auditors must be able to complete their audit procedures and reviews with professional independence, free from any undue interference from the management or directors.

3.3    The Audit Committee must direct and ensure that the management fully co-operates with the external auditors in the course of carrying out their professional duties.

3.4    The Audit Committee will have direct communications access at all times with the external auditors, and the external auditors will report directly to the Audit Committee.

3.5    The Audit Committee shall pre-approve all services provided by the external auditors.

4.             Non-Audit Services

4.1    The external auditors are prohibited from providing any non-audit services to the Company, without the express written consent of the Audit Committee. In determining whether the external auditors will be granted permission to provide non-audit services to the Company, the Audit Committee must consider that the benefits to the Company from the provision of such services, outweighs the risk of any compromise to or loss of the independence of the external auditors in carrying out their auditing mandate.

4.2    Notwithstanding section 4.1, the external auditors are prohibited at all times from carrying out any of the following services, while they are appointed the external auditors of the Company:

(i)	acting as an agent of the Company for the sale of all or substantially all of the undertaking of the Company; and

(ii)
performing any non-audit consulting work for any director or senior officer of the Company in their personal capacity, but not as a director, officer or insider of any other entity not associated or related to the Company.

5.              Appointment of Auditors

5.1    The external auditors will be appointed each year by the Audit Committee, which appointment shall be submitted for ratification to the shareholders of the Company at the annual general meeting of the shareholders.

6.              Evaluation of Auditors

6.1    The Audit Committee will review the performance of and fees paid to the external auditors on at least an annual basis, and notify the Board and the external auditors in writing of any concerns in regards to the performance of the external auditors, or the accounting or auditing methods, procedures, standards, or principles applied by the external auditors, or any other accounting or auditing issues which come to the attention of the Audit Committee.

7.              Remuneration of the Auditors

7.1    The remuneration of the external auditors will be paid upon approval by the Audit Committee.

7.2    The remuneration of the external auditors will be determined based on the time required to complete the audit and preparation of the audited financial statements, and the difficulty of the audit and performance of the standard auditing procedures under generally accepted auditing standards and generally accepted accounting principles of the United States.

8.              Termination of the Auditors

8.1    The Audit Committee has the power to terminate the services of the external auditors, with or without the approval of the Board of Directors.

9.              Funding of Auditing and Consulting Services

9.1    Auditing expenses and ordinary administrative expenses of the Audit Committee will be funded by the Company. The auditors must not perform any other consulting services for the Company, which could impair or interfere with their role as the independent auditors of the Company.

10.            Oversight of Internal Controls

10.1          The Audit Committee will have the oversight responsibility for ensuring that the internal controls over financial reporting are implemented, maintained and monitored, and that such internal controls are effective.

11.     Continuous Disclosure Requirements

11.1   The Audit Committee shall review and discuss with senior management and the external auditor, before recommending them for approval by the Board: (1) annual consolidated financial statements of the Company and the related management’s discussion and analysis, and (ii) all critical accounting policies.

11.2   The Audit Committee will approve the quarterly consolidated financial statements of the Company and the related management’s discussion and analysis after discussion with senior management and the external auditor.

12.     Other Auditing Matters

12.1   The Audit Committee may meet with the Auditors independently of the management of the Company at any time, acting reasonably.

12.2   The Auditors are authorized and directed to respond to all enquiries from the Audit Committee in a thorough and timely fashion, without reporting these enquiries or actions to the Board of Directors or the management of the Company.

13.     Annual Review

13.1   The Audit Committee Charter will be reviewed annually by the Board of Directors and the Audit Committee to assess the adequacy of this Charter.

13.2   The Audit Committee will conduct an annual self-evaluation of its performance.

14.     Independent Advisers

14.1   The Audit Committee shall have the power to retain legal, accounting or other advisors to assist the Committee and the Company shall provide appropriate funding for the Audit Committee to retain such advisors.